Exhibit No. 99.1

Arena Pharmaceuticals, Inc.
6166 Nancy Ridge Drive
San Diego, California 92121
(858) 453-7200

www.arenapharm.com	Press Release

Arena Pharmaceuticals Reports 2003 Third Quarter and Nine Months Results

San Diego, CA, October 22, 2003  /PRNEWSWIRE/ - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported revenues of $2.9 million for the quarter ended September 30, 2003, compared to third quarter 2002 revenues of $3.0 million, and $11.2 million in revenues for the nine months ended September 30, 2003, compared to $13.1 million in revenues for the nine months ended September 30, 2002.  Arena earns revenues under its collaborations primarily from research funding, milestone payments, and technology access and development fees.  Arena reported a net loss for the third quarter and first nine months of 2003 of $11.9 million, or $.43 per share, and $32.4 million, or $1.17 per share, respectively.  This compares with a net loss for the third quarter and first nine months of 2002 of $10.3 million, or $.37 per share, and $24.1 million, or $.88 per share, respectively.

Research and development expenses totaled $12.6 million in the third quarter of 2003, compared to $12.0 million in the third quarter of 2002.  In the nine months ended September 30, 2003, research and development expenses totaled $37.8 million, compared to $31.1 million in the nine months ended September 30, 2002.  General and administrative expenses totaled $2.1 million in the third quarter of 2003, compared to $1.8 million in the third quarter of 2002.  In the nine months ended September 30, 2003, general and administrative expenses totaled $6.0 million, compared to $5.5 million in the nine months ended September 30, 2002.

Cash, cash equivalents and short-term investments totaled $146.0 million at September 30, 2003.  Total shares outstanding were 28.6 million at September 30, 2003.

“This past quarter we completed the major portion of our preclinical testing for our obesity product, APD356, and made significant advances in the sleep, diabetes, cardiovascular and inflammation areas,” stated Jack Lief, President and CEO of Arena.  “I am pleased with our significant progress toward moving our R&D programs forward while maintaining overall spending comparable to last year.”

Subsequent to the third quarter of 2003, Arena announced that Biotechnology Value Fund, L.P. and certain of its affiliates accepted Arena’s offer to purchase three million shares of Arena common stock from them at a cash price per share of $7.69.  Arena made the offer on October 7, 2003, pursuant to the Stockholders Agreement dated as of January 17, 2003, by and among Arena and Biotechnology Value Fund, L.P., Biotechnology Value Fund II, L.P., BVF Investments, L.L.C., BVF Partners L.P., BVF Inc. and Investment 10, L.L.C.  Arena paid cash of $23.1 million for this purchase.

Arena is a biopharmaceutical company focused on discovering and developing drugs that act on an important class of drug targets called G protein-coupled receptors, or GPCRs.  Arena uses its Constitutively Activated Receptor Technology, or CART™, Melanophore technology and other proprietary technologies to better understand GPCRs and to identify small molecules that may lead to new drugs.  Arena focuses its efforts in four therapeutic areas: metabolic diseases, cardiovascular diseases, central nervous system disorders and inflammatory diseases.  Within these areas, Arena is developing a portfolio of internally discovered, highly selective small molecules for large markets with unmet medical needs, including obesity, diabetes, depression and sleep disorders.

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties.  Such forward-looking statements include statements about Arena’s strategy, technologies, internal programs, future achievements, and statements that are not historical facts, including statements about Arena’s ability to identify and develop small molecules or which are preceded by the word “will” or similar words.  For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995.  Actual events or results may differ materially from Arena’s expectations.  Important factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s SEC reports, including Arena’s most recent quarterly report on Form 10-Q.  These forward-looking statements represent Arena’s judgment as of the date of this release.  Arena disclaims any intent or obligation to update these forward-looking statements.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenues
Total revenues	$2,868,675	$2,987,741	$11,217,885	$13,057,541

Expenses

Research and development	12,565,001	12,001,252	37,762,310	31,138,313
General and administrative	2,059,818	1,842,302	6,026,989	5,463,786
Amortization of non-cash deferred compensation	692,141	463,931	2,554,791	1,820,412
Amortization of acquired technology	405,305	405,305	1,215,915	1,180,822
Total expenses	15,722,265	14,712,790	47,560,005	39,603,333

Interest and other income, net	977,955	1,543,823	3,892,735	4,281,194

Investment writedown	—	(86,797)	—	(1,786,797)

Net loss	$(11,875,635)	$(10,268,023)	$(32,449,385)	$(24,051,395)

Net loss per share, basic and diluted	$(0.43)	$(0.37)	$(1.17)	$(0.88)

Shares used in calculating net loss per share, basic and diluted	27,764,676	27,514,085	27,725,907	27,464,983

Condensed Consolidated Balance Sheet Data

	September 30, 2003	December 31, 2002
	(unaudited)	(Note)
Assets
Cash, cash equivalents and short-term investments	$146,027,914	$185,142,885
Other current assets	5,128,713	8,166,767
Land, property and equipment, net	55,025,979	44,073,365
Acquired technology, investments and other assets	14,137,305	17,507,030
Total assets	$220,319,911	$254,890,047
Liabilities and Stockholders’ Equity
Liabilities	$9,298,153	$12,838,346
Stockholders’ equity	211,021,758	242,051,701
Total liabilities and stockholders’ equity	$220,319,911	$254,890,047

Note: The Condensed Consolidated Balance Sheet Data at December 31, 2002, has been derived from the audited financial statements as of that date.

Arena Pharmaceuticals® and Arena® are registered service marks of the company.  CART™ is an unregistered service mark of the company.  Arena’s headquarters are at 6166 Nancy Ridge Drive, San Diego, CA 92121, and its telephone number is (858) 453-7200.  On the Internet, please refer to Arena’s website: www.arenapharm.com for further information.

Arena will be hosting both a telephone and live Internet second quarter 2003 conference call on Wednesday October 22, 2003, at 5:00 p.m. Eastern Time (2:00 p.m. San Diego Time).

Jack Lief, President and Chief Executive Officer, and Joseph Mooney, Chief Financial Officer, will discuss the third quarter results, the progress of Arena’s collaborations and other topics.  A Question and Answer session will follow the presentation.  To access by telephone, dial in toll free at (888) 273-9887 (the international dial in number is (612) 332-0345), and specify that you would like to join the “Third Quarter Earnings Conference Call.”  To access the call via the Internet, go to www.arenapharm.com and click on “Investor Relations.”  Then, click on “Calendar of Events.”  The conference call will be listed at the top of the page.  Click on the “Live Webcast” link.  Then, follow the links and instructions provided.  Listening to the conference call on the Internet will require speakers and Microsoft Windows Media Player.  An archive of the webcast will be available on Arena’s website until October 29, 2003.

For further information, contact:	Jack Lief, President & CEO: (858) 453-7200, extension 223
Joseph Mooney, CFO: (858) 453-7200, extension 508

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